Exhibit 10.2

EMPLOYEE BENEFITS AGREEMENT

by and between

NCR CORPORATION

and

TERADATA CORPORATION

Dated as of

September 21, 2007

TABLE OF CONTENTS

ARTICLE I	DEFINITIONS	1
1.1	Affiliate	1
1.2	Agreement	1
1.3	Ancillary Agreements	1
1.4	Approved Leave of Absence	1
1.5	ASO Contract	1
1.6	Auditing Party	2
1.7	Award	2
1.8	Benefit Plan	2
1.9	COBRA	2
1.10	Code	2
1.11	Combined Company Value	2
1.12	Committee	2
1.13	Covered Employees	2
1.14	Distribution	2
1.15	Distribution Date	3
1.16	Distribution Year	3
1.17	Effective Time	3
1.18	ERISA	3
1.19	Former NCR Employee	3
1.20	Former Teradata Employee	3
1.21	Group Insurance Policies	3
1.22	Health and Welfare Plans	3
1.23	HIPAA	3
1.24	HMO Agreements	3
1.25	Liabilities	3
1.26	Match Date	4
1.27	NCR	4
1.28	NCR Common Stock	4
1.29	NCR Employee	4
1.30	NCR Employee Provident Fund	4
1.31	NCR Flexible Benefit Plans	4
1.32	NCR Group	4
1.33	NCR Long-Term Incentive Plans	4
1.34	NCR Non-Qualified Retirement Plan	4
1.35	NCR Non-Qualified Retirement Plan Participant	4
1.36	NCR Pension Plan	4
1.37	NCR Post-Retirement Welfare Benefits Plan	5
1.38	NCR Ratio	5
1.39	NCR Savings Plan	5
1.40	NCR Severance Pay Program	5
1.41	NCR Value	5
1.42	Non-parties	5
1.43	Non-US Plan	5

1.44	NYSE	5
1.45	Option	5
1.46	Participating Company	5
1.47	Person	6
1.48	Restricted Period	6
1.49	Restricted Stock	6
1.50	Restricted Stock Unit	6
1.51	Separation	6
1.52	Separation and Distribution Agreement	6
1.53	Subsidiaries	6
1.54	Tax Sharing Agreement	6
1.55	Teradata	6
1.56	Teradata Business	6
1.57	Teradata Common Stock	7
1.58	Teradata Employee	7
1.59	Teradata Flexible Benefit Plan	7
1.60	Teradata Group	7
1.61	Teradata Ratio	7
1.62	Teradata Stock Incentive Plan	7
1.63	Teradata Savings Plan	7
1.64	Teradata Savings Plan Trust	7
1.65	Teradata Stock Value	7
1.66	Transferred Account Balances	8
1.67	U.S.	8

ARTICLE II	GENERAL PRINCIPLES	8
2.1	Employment of Teradata Employees	8
2.2	Assumption and Retention of Liabilities; Related Assets	8
2.3	Teradata Participation in NCR Benefit Plans	9
2.4	Service Recognition	9
2.5	Approval by NCR as Sole Stockholder	9

ARTICLE III	DEFINED CONTRIBUTION AND DEFINED BENEFIT PLANS	9
3.1	Savings Plan	9
3.2	Company Match	10
3.3	Defined Contribution Plans in Non-US Jurisdictions	10
3.4	NCR Pension Plan	10
	(a) Retention of NCR Pension Plan	10
	(b) Commencement of Pension	11
	(c) Calculation of Early Reduction Factor	11
	(d) Defined Benefit Pension Plans in Non-US Jurisdictions	11

ARTICLE IV	HEALTH AND WELFARE PLANS	12
4.1	General	12
	(a) Establishment of Teradata Health and Welfare Plans	12
	(b) Retention of Sponsorship and Liabilities	12

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	(c) Certain Specific Claims	13
	(d) Out of pocket; deductibles, etc.	13
	(e) Approved Leave of Absence	13
4.2	Flexible Benefit Plan/Health Savings Account	14
4.3	Workers’ Compensation Liabilities	14
4.4	Payroll Taxes and Reporting of Compensation	15
4.5	NCR Post-Retirement Welfare Benefits Plan	15
	(a) Retention of NCR Post-Retirement Welfare Benefits Plan	15
	(b) Teradata Post-Retirement Welfare Benefits Plans	15
4.6	COBRA and HIPAA Compliance	16
4.7	Vendor Contracts	16
	(a) Third-Party ASO Contracts, Group Insurance Policies and HMOs	16
	(b) Effect of Change in Rates	16

ARTICLE V	EXECUTIVE BENEFITS AND OTHER BENEFITS	17
5.1	NCR Executive Incentive Plan and the Annual Incentive Plan	17
	(a) Teradata Post-Effective Time Bonus Awards	17
	(b) NCR Bonus Awards	17
5.2	NCR Long-Term Incentive Plans	17
	(a) Old NCR Options Held by NCR Employees	17
	(b) Old NCR Options Held by Teradata Employees	18
	(c) Old NCR Options Held by Former NCR Employees and Former Teradata Employees	18
	(d) NCR Restricted Stock Units and NCR Restricted Stock Held by NCR Employees and Former NCR Employees	19
	(e) NCR Restricted Stock Units and NCR Restricted Stock Held by Teradata Employees and Former Teradata Employees	19
	(f) NCR Restricted Stock Units and NCR Restricted Stock Held by Non-Employee Directors	19
	(g) Special Adjustments for Certain Persons	20
	(h) Foreign Grants/Awards	20
	(i) Miscellaneous Award Terms	20
	(j) Waiting Period for Exercisability of Options and Grant of Options and Awards	20
	(k) Restrictive Covenants	20
5.3	Registration Requirements	21
5.4	NCR Non-Qualified Retirement Plans	22
5.5	Severance Plans	22
5.6	Employee Stock Purchase Plan	22
5.7	Unused Vacation Pay	22

ARTICLE VI	GENERAL AND ADMINISTRATIVE	23
6.1	Sharing of Participant Information	23
6.2	Reasonable Efforts/Cooperation	23

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6.3	No Third-Party Beneficiaries	23
6.4	Audit Rights With Respect to Information Provided	24
6.5	Fiduciary Matters	24
6.6	Consent of Third Parties	25
6.7	Non-Solicitation/Non-Hire of Service Providers	25

ARTICLE VII		26
7.1	Further Actions	26

ARTICLE VIII	MISCELLANEOUS	26
8.1	Effect If Distribution Does Not Occur	26
8.2	Relationship of Parties	27
8.3	Affiliates	27
8.4	Notices	27
8.5	Incorporation of Separation and Distribution Agreement Provisions	27

-iv-

EMPLOYEE BENEFITS AGREEMENT

This EMPLOYEE BENEFITS AGREEMENT, dated as of September 21, 2007 is by and between NCR Corporation, a Maryland corporation (“NCR”), and Teradata Corporation, a Delaware corporation (“Teradata”). Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to them in Article I hereof or assigned to them in the Separation and Distribution Agreement (as defined below), as applicable.

WHEREAS, the Board of Directors of NCR has determined that it is in the best interests of NCR and its stockholders to separate NCR’s existing businesses into two independent companies;

WHEREAS, in furtherance of the foregoing, NCR and Teradata have entered into a Separation and Distribution Agreement, dated as of the date hereof (the “Separation and Distribution Agreement”), and other ancillary agreements that will govern certain matters relating to the Separation and the relationship of NCR, Teradata and their respective Subsidiaries following the Distribution Date (as such terms are defined below); and

WHEREAS, pursuant to the Separation and Distribution Agreement, NCR and Teradata have agreed to enter into this Agreement for the purpose of allocating Assets, Liabilities and responsibilities with respect to certain employee compensation and benefit plans and programs between and among them.

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS

For purposes of this Agreement, the following terms shall have the following meanings:

1.1 “Affiliate” has the meaning given that term in the Separation and Distribution Agreement.

1.2 “Agreement” means this Employee Benefits Agreement, including all the Schedules hereto.

1.3 “Ancillary Agreements” has the meaning given that term in the Separation and Distribution Agreement.

1.4 “Approved Leave of Absence” means an absence from active service (i) due to an individual’s inability to perform his or her regular job duties by reason of illness or injury and resulting in eligibility to receive benefits pursuant to the terms of the NCR Short-Term Disability Program, or (ii) pursuant to an approved leave policy or arrangement with a guaranteed right of reinstatement.

1.5 “ASO Contract” has the meaning set forth in Section 4.7.

1.6 “Auditing Party” has the meaning set forth in Section 6.4(a).

1.7 “Award,” when immediately preceded by “NCR,” means NCR Restricted Stock, NCR Restricted Stock Units and NCR Option and, when immediately preceded by “Teradata,” means Teradata Restricted Stock, Teradata Restricted Stock Units and Teradata Option.

1.8 “Benefit Plan” shall mean, with respect to an entity or any of its Subsidiaries, (a) each compensation or benefits plan, program, policy, arrangement or agreement including without limitation any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), severance pay, sick leave, vacation pay, car plans, salary continuation, disability, retirement, deferred compensation, bonus, stock option or other equity-based compensation, hospitalization, medical insurance or life insurance plan, program, policy, arrangement or agreement sponsored or maintained by such entity or by any of its Subsidiaries (or to which such entity or any of its Subsidiaries contributes or is required to contribute) and (b) all “employee pension benefit plans” (as defined in Section 3(2) of ERISA), occupational pension plan or arrangement or other pension arrangements sponsored, maintained or contributed to by such entity or any of its Subsidiaries (or to which such entity or any of its Subsidiaries contributes or is required to contribute). When immediately preceded by “NCR,” Benefit Plan means any Benefit Plan sponsored, maintained or contributed to by NCR or a member of the NCR Group. When immediately preceded by “Teradata,” Benefit Plan means any Benefit Plan sponsored, maintained or contributed to by Teradata or a member of the Teradata Group. The Teradata Benefit Plans in effect prior to the Distribution are listed in Schedule 1.8 hereto. Notwithstanding the foregoing, “Benefit Plan” shall not include any statutory plans with respect to which an entity is required to comply.

1.9 “COBRA” means the continuation coverage requirements for “group health plans” under Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and as codified in Code Section 4980B and ERISA Sections 601 through 608.

1.10 “Code” means the Internal Revenue Code of 1986, as amended, or any successor federal income tax law. Reference to a specific Code provision also includes any proposed, temporary or final regulation in force under that provision.

1.11 “Combined Company Value” shall mean the sum of (i) the Teradata Value and (ii) the NCR Value.

1.12 “Committee” has the meaning set forth in Section 5.2(a).

1.13 “Covered Employees” has the meaning set forth in Section 4.2(i).

1.14 “Distribution” has the meaning given that term in the Separation and Distribution Agreement.

1.15 “Distribution Date” has the meaning given that term in the Separation and Distribution Agreement.

1.16 “Distribution Year” means the calendar year during which the Distribution Date occurs.

1.17 “Effective Time” means 11:59 p.m., Eastern Standard Time or Eastern Daylight Time (whichever shall be then in effect), on the Distribution Date.

1.18 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended. Reference to a specific provision of ERISA also includes any proposed, temporary or final regulation in force under that provision.

1.19 “Former NCR Employee” means any individual who is a former employee of NCR or any of its Affiliates as of the Effective Time except for Teradata Employees and Former Teradata Employees.

1.20 “Former Teradata Employee” means any individual who is set forth on Exhibit A.

1.21 “Group Insurance Policies” has the meaning set forth in Section 4.7.

1.22 “Health and Welfare Plans” shall mean any plan, fund or program which was established or is maintained for the purpose of providing for its participants or their beneficiaries, through the purchase of insurance or otherwise, medical, dental, surgical or hospital care or benefits, or benefits in the event of sickness, accident, disability, death or unemployment, or vacation benefits, apprenticeship or other training programs or day care centers, scholarship funds, or prepaid legal services, including any such plan, fund or program as defined in Section 3(1) of ERISA. When immediately preceded by “NCR,” Health and Welfare Plans means each Health and Welfare Plan that is a NCR Benefit Plan. When immediately preceded by “Teradata,” Health and Welfare Plans means each Health and Welfare Plan that is a Teradata Benefit Plan. Notwithstanding the foregoing, “Health and Welfare Plan” shall not include any statutory plans with respect to which an entity is required to comply.

1.23 “HIPAA” means the health insurance portability and accountability requirements for “group health plans” under the Health Insurance Portability and Accountability Act of 1996, as amended.

1.24 “HMO Agreements” has the meaning set forth in Section 4.7.

1.25 “Liabilities” has the meaning given that term in the Separation and Distribution Agreement.

1.26 “Match Date” has the meaning set forth in Section 3.2.

1.27 “NCR” is defined in the preamble to this Agreement.

1.28 “NCR Common Stock” has the meaning set forth in the Separation and Distribution Agreement.

1.29 “NCR Employee” means any individual who, (a) under the terms of Sections 4.1(e) is intended to, but has not yet, become a Teradata Employee; or, (b) immediately prior to the Effective Time, is either actively employed by, or then on Approved Leave of Absence from, NCR or any of its Affiliates (other than a Teradata Employee).

1.30 “NCR Employee Provident Fund” means the Employees Provident Fund established under the Employees Provident Fund Act 1991 (Malaysia) in effect as of the time relevant to the applicable provision of this Agreement.

1.31 “NCR Flexible Benefit Plans” means the NCR Healthcare Flexible Spending Plan and the Dependent Care Spending Plan, as in effect as of the time relevant to the applicable provision of this Agreement.

1.32 “NCR Group” means NCR and each Person (other than any member of the Teradata Group) that is an Affiliate of NCR immediately after the Effective Time.

1.33 “NCR Long-Term Incentive Plans” means any of the NCR Corporation 2006 Stock Incentive Plan, the NCR Corporation Management Stock Plan and any other stock incentive plan of NCR, all as in effect as of the time relevant to the applicable provisions of this Agreement.

1.34 “NCR Non-Qualified Retirement Plans” means the Retirement Plan for Officers of NCR, the NCR Officer Plan, the NCR Supplemental Pension Plan for AT&T Transfers, the NCR Mid Career Hire Supplemental Pension Plan, the NCR Non-Qualified Excess Plan and the NCR Senior Executive Retirement, Death and Disability Plan in effect as of the time relevant to the applicable provision of this Agreement.

1.35 “NCR Non-Qualified Retirement Plan Participant” means any individual who has an accrued balance in any of the NCR Non-Qualified Retirement Plans as of the Distribution Date.

1.36 “NCR Pension Plan” means the NCR Corporation Pension Plan in effect as of the time relevant to the applicable provision of this Agreement.

1.37 “NCR Post-Retirement Welfare Benefits Plan” means the Health and Welfare Plan of NCR providing medical, dental, death or other welfare benefits for retirees.

1.38 “NCR Ratio” means the quotient obtained by dividing (i) the Combined Company Value by (ii) the NCR Value.

1.39 “NCR Savings Plan” means the NCR Corporation 401(k) Savings Plan as in effect as of the time relevant to the applicable provision of this Agreement.

1.40 “NCR Severance Pay Program” means the NCR Change in Control Severance Plan and the reduction in force program posted on NCR’s employee intranet as in effect as of the time relevant to the applicable provision of this Agreement.

1.41 “NCR Value” shall mean the closing per-share price of NCR Common Stock as listed on the NYSE as of the close of trading on the first trading day following the Distribution Date; provided, however, that if the Distribution occurs at a time when the NYSE is open for trading, the price at which NCR Common Stock trades as of close of trading after the Distribution; and provided, further, that if the Distribution occurs prior to opening of trading on the NYSE on the Distribution Date, the closing per-share price of NCR Common Stock as listed on the NYSE as of the close of trading on the Distribution Date.

1.42 “Non-parties” has the meaning set forth in Section 6.4(b).

1.43 “Non-US Plan” has the meaning set forth in the Separation and Distribution Agreement.

1.44 “NYSE” means the New York Stock Exchange, Inc.

1.45 “Option,” (a) when immediately preceded by “Old NCR,” means an option (either nonqualified or incentive) to purchase shares of NCR Common Stock prior to the Effective Time pursuant to a NCR Long-Term Incentive Plan, (b) when immediately preceded by “New NCR,” means an option (either nonqualified or incentive) to purchase shares of NCR Common Stock following the Effective Time pursuant to a NCR Long-Term Incentive Plan (“New NCR Options,” together with “Old NCR Options,” “NCR Options”) and (c) when immediately preceded by “Teradata,” means an option (either nonqualified or incentive) to purchase shares of Teradata Common Stock pursuant to the Teradata Stock Incentive Plan.

1.46 “Participating Company” means (a) NCR, (b) any Person (other than an individual) that NCR has approved for participation in, and which is participating in, a plan sponsored by a member of the NCR Group, and (c) any

Person (other than an individual) which, by the terms of such a plan, participates in such plan or any employees of which, by the terms of such plan, participate in or are covered by such plan.

1.47 “Person” has the meaning given that term in the Separation and Distribution Agreement.

1.48 “Restricted Period” has the meaning set forth in Section 6.7(a).

1.49 “Restricted Stock,” (a) when immediately preceded by “Old NCR,” means shares of NCR Common Stock prior to the Effective Time pursuant to a NCR Long-Term Incentive Plan subject to forfeiture in the event that certain terms and conditions are not satisfied, (b) when immediately preceded by “New NCR,” means shares of NCR Common Stock following the Effective Time pursuant to a NCR Long-Term Incentive Plan subject to forfeiture in the event that certain terms and conditions are not satisfied (“New NCR Restricted Stock,” together with “Old NCR Restricted Stock,” “NCR Restricted Stock”), and (c) when immediately preceded by “Teradata,” means shares of Teradata Common Stock pursuant to the Teradata Stock Incentive Plan subject to forfeiture in the event that certain terms and conditions are not satisfied.

1.50 “Restricted Stock Unit” (a) when immediately preceded by “Old NCR,” means units representing hypothetical shares of NCR Common Stock prior to the Effective Time pursuant to a NCR Long-Term Incentive Plan, (b) when immediately preceded by “New NCR,” means units representing hypothetical shares of NCR Common Stock following the Effective Time pursuant to a NCR Long-Term Incentive Plan (“New NCR Restricted Stock Unit,” together with “Old NCR Restricted Stock Unit,” “NCR Restricted Stock Unit”) and (c) when immediately preceded by “Teradata,” means units representing hypothetical shares of Teradata Common Stock issued under the Teradata Stock Incentive Plan.

1.51 “Separation” has the meaning given that term in the Separation and Distribution Agreement.

1.52 “Separation and Distribution Agreement” is defined in the preamble to this Agreement.

1.53 “Subsidiaries” has the meaning given that term in the Separation and Distribution Agreement.

1.54 “Tax Sharing Agreement” means the Tax Sharing Agreement entered into as of the date hereof between NCR and Teradata.

1.55 “Teradata” is defined in the preamble to this Agreement.

1.56 “Teradata Business” has the meaning given to that term in the Separation and Distribution Agreement.

1.57 “Teradata Common Stock” has the meaning given to that term in the Separation and Distribution Agreement.

1.58 “Teradata Employee” means any individual who is set forth on Exhibit C (other than those employees on Approved Leave of Absence) or, in any non-U.S. jurisdiction that expressly refers to Exhibit C on Schedule VII, any individual who is set forth on such Exhibit C, and in any non-U.S. jurisdiction that does not refer to Exhibit C on Schedule VII, any individual who immediately prior to the Effective Time, is either actively employed by, or then on Approved Leave of Absence from, Teradata, each Subsidiary of Teradata and each other Person that is either controlled directly or indirectly by Teradata immediately before the Effective Time or that is contemplated to be controlled by Teradata pursuant to the Non-U.S. Plan.

1.59 “Teradata Flexible Benefit Plan” means the flexible benefit plan to be established by Teradata pursuant to Section 4.2 of this Agreement as in effect as of the time relevant to the applicable provision of this Agreement.

1.60 “Teradata Group” means Teradata, each Subsidiary of Teradata and each other Person that is either controlled directly or indirectly by Teradata immediately after the Effective Time or that is contemplated to be controlled by Teradata pursuant to the Non-U.S. Plan.

1.61 “Teradata Ratio” shall mean the quotient obtained by dividing (i) the Combined Company Value by (ii) the Teradata Stock Value.

1.62 “Teradata Stock Incentive Plan” means the long-term incentive plan or program to be established by Teradata, effective immediately prior to the Distribution Date, in connection with the treatment of Awards as described in Article V.

1.63 “Teradata Savings Plan” means the 401(k) plan to be established by Teradata pursuant to Section 3.1 of this Agreement, as in effect as of the time relevant to the applicable provision of this Agreement.

1.64 “Teradata Savings Plan Trust” means a trust relating to the Teradata Savings Plan intended to qualify under Section 401(a) and be exempt under Section 501(a) of the Code.

1.65 “Teradata Stock Value” shall mean the closing per-share price of Teradata Common Stock as listed on the NYSE as of the close of trading on the first trading day following the Distribution Date; provided, however, that if the Distribution occurs at a time when the NYSE is open for trading, the price at which Teradata Common Stock trades as of close of trading after the Distribution; and provided, further, that if the Distribution occurs prior to opening of trading on the NYSE on the Distribution Date, the closing per-share price of Teradata Common Stock as listed on the NYSE as of the close of trading on the Distribution Date.

1.66 “Transferred Account Balances” has the meaning set forth in Section 4.2(i).

1.67 “U.S.” means the 50 United States of America and the District of Columbia.

ARTICLE II

GENERAL PRINCIPLES

2.1 Employment of Teradata Employees. Except as set forth in Section 4.1(e) or Schedule VII hereto, which shall be incorporated in this Agreement and deemed a part hereof, or as required by applicable law, all Teradata Employees shall continue to be employees of Teradata or another member of the Teradata Group, as the case may be, immediately after the Distribution. Each of the parties hereto will use its commercially reasonable efforts to promptly take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to effectuate the foregoing, including obtaining any necessary consents or approvals from, and providing any required notifications to, affected employees, unions or works councils or providing required notices to any of them.

2.2 Assumption and Retention of Liabilities; Related Assets.

(a) On and after the Distribution Date, except as expressly provided in this Agreement or as required by applicable law, NCR shall assume or retain and NCR hereby agrees to pay, perform, fulfill and discharge, in due course in full (i) all Liabilities under all NCR Benefit Plans and all Liabilities that arise as a result of the actions contemplated by this Agreement, including without limitation, actions contemplated by Section 5.2, to NCR Employees or Former NCR Employees, (ii) all Liabilities with respect to the employment, hiring practices or termination of employment of all NCR Employees, Former NCR Employees and their respective dependents and beneficiaries and other service providers (including any individual who is, or was, an independent contractor, temporary employee, temporary service worker, consultant, freelancer, agency employee, leased employee, on-call worker, incidental worker, or non-payroll worker of any member of the NCR Group or in any other employment, non-employment, or retainer arrangement, or relationship with any member of the NCR Group) and their respective dependents and beneficiaries, in each case, whenever arising, to the extent arising in connection with or as a result of employment with or the performance of services to any member of the NCR Group, and (iii) any other Liabilities expressly assigned to NCR or any member of the NCR Group under this Agreement. All Assets held in trust to fund the NCR Benefit Plans and all insurance policies funding the NCR Benefit Plans shall be Assets of NCR and Excluded Assets (as defined in the Separation and Distribution Agreement), except to the extent specifically provided otherwise in this Agreement.

(b) From and after the Distribution Date, except as expressly provided in this Agreement or as required by applicable law, Teradata shall assume or retain, as applicable, and Teradata hereby agrees to pay, perform, fulfill and discharge, (i) all Liabilities under all Teradata

Benefit Plans and all Liabilities that arise as a result of the actions contemplated by this Agreement, including without limitation, actions contemplated by Section 5.2, to Teradata Employees or Former Teradata Employees, (ii) all Liabilities with respect to the employment, hiring practices or termination of employment of all Teradata Employees, Former Teradata Employees and their respective dependents and beneficiaries, and other service providers (including any individual who is, or was, an independent contractor, temporary employee, temporary service worker, consultant, freelancer, agency employee, leased employee, on-call worker, incidental worker, or non-payroll worker of Teradata or a member of the Teradata Group or in any other employment, non-employment, or retainer arrangement, or relationship with Teradata or a member of the Teradata Group) and their respective dependents and beneficiaries, in each case, whenever arising, to the extent arising in connection with or as a result of employment with or the performance of services to any member of the Teradata Group and the NCR Group (other than, subject to Section 2.2(b)(i), any liabilities arising under Section 2.2(a)(ii)), and (iii) all Liabilities that are expressly assigned to Teradata or any member of the Teradata Group under this Agreement.

2.3 Teradata Participation in NCR Benefit Plans. Except as expressly provided in this Agreement, effective as of the Effective Time, Teradata and each other member of the Teradata Group shall cease to be a Participating Company in any NCR Benefit Plan, and NCR and Teradata shall take all necessary action before the Distribution Date to effectuate such cessation as a Participating Company.

2.4 Service Recognition. Teradata shall cause the Teradata Benefit Plans with respect to which service is a relevant factor to credit Teradata Employees who are employed by Teradata as of the Distribution, or with respect to those Teradata Employees described in Section 4.1(e), who are employed by Teradata as of the Return Date (as defined in Section 4.1(e)), with service before the Distribution Date or Return Date, as applicable, recognized by NCR under the terms of NCR Benefit Plans with respect to which service is a relevant factor, except (a) to the extent duplication of benefits would result and (b) for purposes of benefit accruals following the Distribution Date or Return Date, as applicable, under any defined benefit pension plan established by Teradata.

2.5 Approval by NCR as Sole Stockholder. Prior to the Distribution, NCR shall cause Teradata to adopt, and shall approve or cause an Affiliate to approve as sole stockholder of Teradata, the Teradata Corporation 2007 Stock Incentive Plan, the Teradata Corporation Management Incentive Plan and the Teradata Corporation Employee Stock Purchase Plan, in each case, substantially in the form attached hereto as Exhibit D, Exhibit E and Exhibit F, respectively.

ARTICLE III

DEFINED CONTRIBUTION AND DEFINED BENEFIT PLANS

3.1 Savings Plan. As soon as practicable (and in no event later than 30 days) after the Distribution Date, Teradata shall establish the Teradata Savings Plan and the Teradata Savings Plan Trust. As soon as practicable following the establishment of the Teradata Savings Plan and the Teradata Savings Plan Trust, NCR shall cause the accounts of the Teradata Employees and Former Teradata Employees under the NCR Savings Plan to be transferred to the Teradata Savings Plan and the Teradata Savings Plan Trust in cash or such other assets as mutually agreed by NCR and Teradata, and Teradata shall cause the Teradata Savings Plan to assume and be solely responsible for all Liabilities under the Teradata Savings Plan to or relating to Teradata Employees and Former Teradata Employees (to the extent assets related to those accounts are transferred from the NCR Savings Plan). NCR and Teradata agree to cooperate in making all appropriate filings and taking all reasonable actions required to implement the provisions of this Section 3.1; provided that Teradata acknowledges that it will be responsible for complying with any requirements and applying for any determination letters with respect to the Teradata Savings Plan.

3.2 Company Match. Prior to the Distribution, NCR shall amend the NCR Savings Plan to provide for the making of matching contributions under the NCR Savings Plan to Teradata Employees for contributions made to the NCR Savings Plan by such Teradata Employees on or prior to the Distribution Date, or, if applicable, the Return Date. As soon as practicable following the Distribution Date but prior to the transfer of accounts to the Teradata Savings Plan and Teradata Savings Plan Trust described in Section 3.1 (the “Match Date”), NCR shall, to the extent (a) permissible under Treasury regulations and (b) such contributions are deemed to be qualified contributions, pursuant to compliance testing of the NCR Savings Plan, contribute to accounts of Teradata Employees under the NCR Savings Plan all matching contributions, if any, due to the Teradata Employees who participate in the NCR Savings Plan through the Distribution Date, or, if applicable, the Return Date, pursuant to the terms and conditions of the NCR Savings Plan. Following the Distribution Date, Teradata shall, to the extent (a) permissible under Treasury regulations and (b) such contributions are deemed to be qualified contributions, pursuant to compliance testing of the Teradata Savings Plan, contribute to the Teradata Savings Plan all matching contributions, if any, due under the terms and conditions of the Teradata Savings Plan to the Teradata Employees who participate in the Teradata Savings Plan from the Distribution Date or, if applicable, the Return Date, through the end of the year in which the Distribution Date or Return Date occurs, as applicable.

3.3 Defined Contribution Plans in Non-US Jurisdictions. The accounts of Teradata Employees under defined contribution plans maintained or sponsored by NCR in jurisdictions outside the United States shall be treated in accordance with Schedule VII attached hereto.

3.4 NCR Pension Plan.

(a) Retention of NCR Pension Plan. Effective as of the Effective Time, NCR shall retain:

(i) sponsorship of the NCR Pension Plan, NCR Employee Provident Fund and their related trusts and any other trust or other funding arrangement established or maintained with respect to such plans, or any Assets held as of the Distribution Date with respect to such plans; and

(ii) all Assets and Liabilities relating to, arising out of or resulting from claims incurred by or on behalf of any individuals with respect to the NCR Pension Plan and the NCR Employee Provident Fund.

(b) Commencement of Pension. Effective as of the Effective Time, or if applicable and subject to the rules of the NCR Pension Plan, the Return Date, each Teradata Employee who is a participant in the NCR Pension Plan shall solely for purposes of the NCR Pension Plan be deemed to have terminated employment with NCR and shall be eligible to request distribution of his or her pension in accordance with the terms of such plan, provided that a Teradata Employee’s Pension Plus Benefit under the NCR Pension Plan may be transferred in a direct rollover at the election of the Teradata Employee in accordance with the terms of the NCR Pension Plan.

(c) Calculation of Early Reduction Factor. Notwithstanding the foregoing, following the Effective Time, or, if applicable, the Return Date, for each Teradata Employee or Former Teradata Employee who is a participant in the NCR Pension Plan or the NCR Non-Qualified Excess Plan as of immediately prior to the Effective Time or the Return Date, as applicable, continuous service with Teradata and any member of the Teradata Group commencing at and following the Effective Time or the Return Date, as applicable, shall be deemed to be service with NCR for purposes of determining the age of the Teradata Employee or Former Teradata Employee in order to apply the appropriate reduction factor under the NCR Pension Plan to be utilized in determining benefits payable under the NCR Pension Plan or the NCR Corporation Non-Qualified Excess Plan, as applicable, until the date on which the participant terminates from Teradata or, if such employee returns to employment with NCR from Teradata without incurring a break in service, the date on which such employee subsequently terminates employment with NCR; provided, however, that, unless otherwise determined by NCR, such an employee employed by, or performing services for, a subsidiary or a division of Teradata and its subsidiaries shall be deemed to incur a termination of employment if, as a result of a Disaffiliation (as defined below), such subsidiary or division ceases to be a subsidiary or division, as the case may be, and such employee does not immediately thereafter become an employee of, or service provider for, Teradata or another subsidiary. “Disaffiliation” shall mean a subsidiary’s or division ceasing to be a subsidiary or division for any reason (including, without limitation, as a result of a public offering, or a spin-off or sale by Teradata Corporation, of the stock of the subsidiary) or a sale of a division of Teradata Corporation or its subsidiaries, provided, further, that service following the Effective Time or the Return Date, as applicable, shall not be credited for purposes of determining the appropriate reduction factor under the NCR Pension Plan or the age at termination under the NCR Corporation Non-Qualified Excess Plan in the case of any Teradata Employee or Former Teradata Employee who has received a distribution of, or transferred in a direct rollover, the Pension Plus Benefit under the NCR Pension Plan. The provisions of this Section 3.3(b) shall be contingent upon Teradata providing, at its sole expense, information necessary for NCR to determine whether such employees continue to be employed.

(d) Defined Benefit Pension Plans in Non-US Jurisdictions. The benefits provided to Teradata Employees under defined benefit plans maintained or sponsored by NCR, or to which NCR is required to contribute, in jurisdictions outside the United States shall be treated in accordance with Schedule VII attached hereto or, if not set forth in Schedule VII, applicable law.

ARTICLE IV

HEALTH AND WELFARE PLANS

4.1 General.

(a) Establishment of Teradata Health and Welfare Plans. Except as expressly provided in Schedule VII hereto, or as required by applicable law, effective on or before the Effective Time, Teradata shall adopt Health and Welfare Plans for the benefit of Teradata Employees, and Teradata shall be responsible for all Liabilities relating to, arising out of or resulting from health and welfare coverage or claims incurred by or on behalf of Teradata Employees or their covered dependents under the Teradata Health and Welfare Plans on or after the Effective Time.

(b) Retention of Sponsorship and Liabilities. Except as expressly provided in Schedule VII hereto, or as required by applicable law, as of the Effective Time, NCR shall retain:

(i) sponsorship of all NCR Health and Welfare Plans and any trust or other funding arrangement established or maintained with respect to such plans or any Assets held as of the Effective Time with respect to such plans;

(ii) all Liabilities relating to, arising out of, or resulting from health and welfare coverage or claims incurred by or on behalf of NCR Employees, Former NCR Employees, Teradata Employees and Former Teradata Employees, or their covered dependents under the NCR Health and Welfare Plans before the Effective Time; and

(iii) except as provided in Section 4.1(c), all Liabilities relating to health and welfare coverage or claims incurred by or on behalf of NCR Employees, Former NCR Employees and Former Teradata Employees or their covered dependents on or after the Effective Time under the NCR Health and Welfare Plans.

Except as provided in this Section 4.1(b) or in Schedule VII hereto, or as required by applicable law, NCR shall not assume any Liability relating to health and welfare claims incurred by or on behalf of Teradata Employees or their covered dependents on or after the Effective Time, and such claims shall be satisfied pursuant to Section 4.1(a). Except as provided in Section 4.1(c), a claim or Liability (1) for medical, dental, vision and/or prescription drug benefits shall be deemed to be incurred upon the rendering of health services or provision of products giving rise to the obligation to pay such benefits; (2) for life insurance and accidental death and dismemberment and business travel accident insurance benefits and workers’ compensation benefits shall be deemed to be incurred upon the occurrence of the event giving rise to the entitlement to such benefits; (3) for salary continuation or other disability benefits shall be deemed to be incurred upon the effective date of an individual’s disability giving rise to the entitlement to such benefits; and (4) for a period of continuous hospitalization shall be deemed to be incurred on the date of admission to the hospital.

(c) Certain Specific Claims. Except as expressly provided in Schedule VII hereto, or as required by applicable law, NCR shall be responsible for all Liabilities under the applicable NCR Health and Welfare Plan that relate to, arise out of or result from any period of continuous hospitalization of a Teradata Employee or Former Teradata Employee or his or her covered dependent that begins before the Effective Time under a NCR Health and Welfare Plan and continues after the Effective Time; provided, however, that NCR shall not be responsible for Liabilities in excess of the benefits otherwise provided by the terms of the respective plans. Coverage for any such hospitalization shall be provided after the Effective Time without interruption under the appropriate NCR Health and Welfare Plan until such hospitalization is concluded or discontinued subject to applicable plan rules and limitations.

(d) Out of pocket; deductibles, etc. To the extent legally permissible and subject to the terms of the Teradata Health and Welfare Plans, (i) each Teradata Employee shall be immediately eligible to participate, without any waiting time, in any and all Teradata Health and Welfare Plans to the extent coverage under such Teradata Health and Welfare Plans is replacing comparable coverage under NCR Health and Welfare Plans in which such Teradata Employee participated immediately before the Effective Time; and (ii) for purposes of Teradata Health and Welfare Plans providing medical, dental, pharmaceutical and/or vision benefits to any Teradata Employee, Teradata shall cause all pre-existing condition exclusions and actively-at-work requirements of such Teradata Health and Welfare Plans to be waived for such employee and his or her covered dependents, unless such conditions would not have been waived under the comparable NCR Health and Welfare Plans in which such employee participated immediately prior to the Effective Time; and Teradata shall cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the NCR Health and Welfare Plans ending on the date such employee’s participation in the corresponding Teradata Health and Welfare Plans begins to be taken into account under such Teradata Health and Welfare Plans for purposes of determining the satisfaction of all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such Teradata Health and Welfare Plans.

(e) Approved Leave of Absence. Each NCR Employee who at the Effective Time is on Approved Leave of Absence and who NCR and Teradata intend will become upon return from such Approved Leave of Absence a Teradata Employee shall be listed on Exhibit G. NCR shall retain liability for each such employee until such time as such employee returns from such Approved Leave of Absence (“Return Date”). Upon the Return Date, or on such earlier date as may be required by applicable law, such employee shall become a Teradata Employee and the provisions of this Section 4.1 that otherwise would have been effective as of the Effective Time shall instead be effective with respect to such employee as of the Return Date.

4.2 Flexible Benefit Plan/Health Savings Account. Except as expressly provided in Schedule VII hereto, NCR and Teradata shall take all actions necessary or appropriate so that, effective as of the Effective Time, or, if applicable, the Return Date, (i) the account balances (whether positive or negative) (the “Transferred Account Balances”) under the NCR Flexible Benefit Plans of the Teradata Employees who are participants in NCR Flexible Benefit Plans (the “Covered Employees”) shall be transferred to one or more comparable plans of Teradata (collectively, the “Teradata Flexible Benefit Plans”); (ii) the elections, contribution levels and coverage levels of the Covered Employees shall apply under the Teradata Flexible Benefit Plans and the Health Savings Account in the same manner as under the NCR Flexible Benefit Plans; and (iii) the Covered Employees shall be reimbursed from the Teradata Flexible Benefit Plans for claims incurred at any time during the plan year of the NCR Flexible Benefit Plans in which the Effective Time or the Return Date, as applicable, occurs and submitted to the Teradata Flexible Benefit Plans from and after the Effective Time or the Return Date, as applicable, on the same basis and the same terms and conditions as under the NCR Flexible Benefit Plans to the extent that such claims have not already been satisfied under the NCR Flexible Benefit Plans prior to the Effective Time or the Return Date, as applicable. As soon as practicable after the Effective Time or the Return Date, as applicable, and in any event within 10 business days after the amount of the Transferred Account Balances is determined, NCR shall pay Teradata the net aggregate amount of the Transferred Account Balances, if such amount is positive, and Teradata shall pay NCR the net aggregate amount of the Transferred Account Balances, if such amount is negative.

4.3 Workers’ Compensation Liabilities. Except as provided below or as expressly provided in Schedule VII hereto, all workers’ compensation Liabilities relating to, arising out of, or resulting from any claim by a NCR Employee, Former NCR Employee, Teradata Employee or Former Teradata Employee that results from an accident occurring, or from an occupational disease which becomes manifest, before the Effective Time shall be retained by NCR. All workers’ compensation Liabilities relating to, arising out of, or resulting from any claim by a NCR Employee, Former NCR Employee or Former Teradata Employee that results from an accident occurring, or from an occupational disease which becomes manifest, on or after the Effective Time shall be retained by NCR. All workers’ compensation Liabilities relating to, arising out of, or resulting from any claim by a Teradata Employee that results from an accident occurring, or from an occupational disease which becomes manifest, after the Effective Time shall be retained by Teradata. Notwithstanding the foregoing, all workers’ compensation Liabilities relating to, arising out of, or resulting from any claim by a Teradata Employee who is described in Section 4.1(e) that results from an accident occurring, or from an occupational disease which becomes manifest, before the Return Date shall be retained by NCR. For purposes of this Agreement, a compensable injury shall be deemed to be sustained upon the occurrence of the event giving rise to eligibility for workers’ compensation benefits or the date upon which an occupational disease becomes manifest, as the case may be. NCR and Teradata shall cooperate with respect to information necessary or appropriate to manage claims, including any notification to appropriate governmental agencies of the Distribution and the issuance of new, or the transfer of existing, workers’ compensation insurance policies and claims handling contracts.

4.4 Payroll Taxes and Reporting of Compensation. NCR and Teradata shall take such action as may be reasonably necessary or appropriate in order to minimize Liabilities related to payroll taxes after the Distribution Date. NCR and Teradata shall each bear its responsibility for payroll tax obligations and for the proper reporting to the appropriate governmental authorities of compensation earned by their respective employees after the Effective Time, including compensation related to the exercise of Options.

4.5 NCR Post-Retirement Welfare Benefits Plan.

(a) Retention of NCR Post-Retirement Welfare Benefits Plan. Except as expressly provided in Schedule VII hereto, or as required by applicable law, as of the Distribution Date, NCR shall retain (i) sponsorship of the NCR Post-Retirement Welfare Benefits Plan and any trust or other funding arrangement established or maintained with respect to such plan, or any Assets held as of the Distribution Date with respect to such plan; and (ii) all Liabilities relating to, arising out of, or resulting from retiree health and welfare coverage or claims incurred by or on behalf of NCR Employees, Former NCR Employees, Former Teradata Employees or their covered dependents under the NCR Post-Retirement Welfare Benefits Plan. NCR shall not assume any Liability relating to post-retirement welfare claims incurred by or on behalf of Teradata Employees or their covered dependents after the Distribution Date, and such claims shall be satisfied by Teradata, if at all, pursuant to Section 4.5(b), provided that for each Teradata Employee (A) who is eligible to participate in the NCR Post-Retirement Welfare Benefits Plan as of immediately prior to the Effective Time, or, if applicable, the Return Date, (B) who continuously serves with Teradata and any member of the Teradata Group commencing at and following the Effective Time or the Return Date, as applicable, and (C) who has not received a distribution of, or transferred in a direct rollover the Pension Plus Benefit under the NCR Pension Plan, NCR shall not commence coverage under the NCR Post-Retirement Welfare Benefits Plan in accordance with the terms thereof until the date on which the participant terminates from Teradata or, if such employee returns to employment with NCR from Teradata without incurring a break in service, the date on which such employee subsequently terminates employment with NCR; provided, however, that, unless otherwise determined NCR, such an employee employed by, or performing services for, a subsidiary or a division of Teradata and its subsidiaries shall be deemed to incur a termination of employment if, as a result of a Disaffiliation (as defined below), such subsidiary or division ceases to be a subsidiary or division, as the case may be, and such employee does not immediately thereafter become an employee of, or service provider for, Teradata or another subsidiary. Eligibility for coverage under the Teradata Corporation health care plan for active employees or the Teradata Corporation long-term disability health care plan shall be deemed to be the equivalent of eligibility for coverage under the NCR Health Care Plan or the NCR Long-Term Disability Health Care Plan, respectively, for purposes of the NCR Post-Retirement Welfare Benefit Plan.

(b) Teradata Post-Retirement Welfare Benefits Plans. Effective as of the Distribution Date, (i) Teradata may, in its sole discretion, adopt Post-Retirement Welfare Benefits Plans for the benefit of Teradata Employees, and (ii) Teradata shall be responsible for all Liabilities relating to, arising out of or resulting from health and welfare coverage or claims incurred by or on behalf of Teradata Employees or their covered dependents under the Teradata Post-Retirement Welfare Benefits Plans, if any.

4.6 COBRA and HIPAA Compliance. NCR shall be responsible for administering compliance with the health care continuation requirements of COBRA, the certificate of creditable coverage requirements of HIPAA, and the corresponding provisions of the NCR Health and Welfare Plans with respect to Teradata Employees and their covered dependents who incur a COBRA qualifying event or loss of coverage under the NCR Health and Welfare Plans at any time prior to the Effective Time. Effective as of the Effective Time, Teradata or another member of the Teradata Group shall be responsible for administering compliance with the health care continuation requirements of COBRA, the certificate of creditable coverage requirements of HIPAA, and the corresponding provisions of the Teradata Health and Welfare Plans with respect to Teradata Employees and their covered dependents who incur a COBRA qualifying event or loss of coverage under the Teradata Health and Welfare Plans at any time on or after the Effective Time. The parties hereto agree that the consummation of the transactions contemplated by this Agreement and the Separation and Distribution Agreement shall not constitute a COBRA qualifying event for any purpose of COBRA.

4.7 Vendor Contracts.

(a) Third-Party ASO Contracts, Group Insurance Policies and HMOs. NCR and Teradata shall use commercially reasonable efforts to obligate the third party administrator of each administrative-services-only contract with a third-party administrator that relates to any of the NCR Health and Welfare Plans (an “ASO Contract”), each group insurance policy that relates to any of the NCR Health and Welfare Plans (“Group Insurance Policies”) and each agreement with a Health Maintenance Organization that provides medical services under the NCR Health and Welfare Plans (“HMO Agreements”), in each case, in existence as of the date of this Agreement that is applicable to Teradata Employees, to enter into a separate ASO Contract, Group Insurance Policy and HMO Agreement, as applicable, with Teradata providing for substantially similar terms and conditions as are contained in the ASO Contracts, Group Insurance Policies and HMO Agreements, as applicable, to which NCR is a party. Such terms and conditions shall include the financial and termination provisions, performance standards, methodology, auditing policies, quality measures and reporting requirements.

(b) Effect of Change in Rates. NCR and Teradata shall use commercially reasonable efforts to cause each of the insurance companies and third-party administrators providing services and benefits under the NCR Health and Welfare Plans and the Teradata Health and Welfare Plans to maintain the premium and/or administrative rates based on the aggregate number of participants in both the NCR Health and Welfare Plans and the Teradata Health and Welfare Plans as of immediately prior to the Effective Date through the end of the year in which the Effective Date occurs. To the extent they are not successful in such efforts, NCR and Teradata shall each bear the revised premium or administrative rates attributable to the individuals covered by their respective Health and Welfare Plans.

ARTICLE V

EXECUTIVE BENEFITS AND OTHER BENEFITS

5.1 NCR Executive Incentive Plan and the Annual Incentive Plan.

(a) Teradata Post-Effective Time Bonus Awards. Teradata shall be responsible for paying all bonus awards that otherwise would have been payable under the NCR Management Incentive Plan, the Business Performance Plan and the Sales Compensation Plan to Teradata Employees and, if and to the extent applicable, Former Teradata Employees, for the performance periods that end after the Effective Time (including, for the avoidance of doubt, any performance period for which NCR determines the level of performance for the period ending at or immediately prior to the Effective Time that is paid subsequent to the Effective Time). Teradata shall also determine for Teradata Employees and, if applicable, Former Teradata Employees (i) the extent to which established performance criteria (as interpreted by Teradata, in its sole discretion) for such periods have been met, and (ii) the payment level for each Teradata Employee and Former Teradata Employee. Teradata shall assume all Liabilities with respect to any such bonus awards payable to Teradata Employees and Former Teradata Employees for such periods.

(b) NCR Bonus Awards. NCR shall be responsible for determining all bonus awards that are payable under the NCR Management Incentive Plan, the Business Performance Plan and the Sales Compensation Plan (i) to NCR Employees for the performance periods that end after the Effective Time and (ii) to NCR Employees, Teradata Employees and Former Teradata Employees for the performance periods that end on or prior to the Effective Time. NCR shall also determine for such employees (i) the extent to which established performance criteria have been met, and (ii) the payment level for each such employee. NCR shall retain all Liabilities with respect to any such bonus awards payable (i) to NCR Employees for the performance periods that end after the Effective Time and (ii) to NCR Employees, Teradata Employees and Former Teradata Employees for the performance periods that end on or prior to the Effective Time.

5.2 NCR Long-Term Incentive Plans. NCR and Teradata shall use commercially reasonable efforts to take all actions necessary or appropriate so that each outstanding Award granted under any NCR Long-Term Incentive Plan held by any individual shall be adjusted as set forth in this Section 5.2.

(a) Old NCR Options Held by NCR Employees. As determined by the Compensation and Human Resources Committee of the NCR Board of Directors (the “Committee”) in its sole discretion pursuant to its authority under the applicable NCR Long-Term Incentive Plan, each Old NCR Option held by an NCR Employee as of the Effective Time shall be subject to the same terms and conditions after the Effective Time as the terms and conditions applicable to such Old NCR Option immediately prior to the Effective Time; provided, however, that subsequent to the Effective Time (i) the number of shares of NCR Common Stock subject to such New NCR Option shall be equal to the product of (x) the number of shares of NCR Common Stock subject to such Old NCR Option immediately prior to the Effective Time and (y) the NCR Ratio, rounded down to the nearest whole share; and (ii) the per share exercise price of such New NCR Option shall be equal to the quotient obtained by dividing (x) the per share exercise price of such Old NCR Option immediately prior to the Effective Time by (y) the NCR Ratio, rounded up to the nearest whole cent.

(b) Old NCR Options Held by Teradata Employees. As determined by the Committee in its sole discretion pursuant to its authority under the applicable NCR Long-Term Incentive Plan, each Old NCR Option held by a Teradata Employee, including Teradata Employees described in Section 4.1(e) despite the fact that the Effective Time precedes the Return Date, as applicable, as of the Effective Time shall be converted into a Teradata Option and shall otherwise be subject to the same vesting and exercisability provisions after the Effective Time as immediately prior to the Effective Time; provided, however, that from and after the Effective Time (i) the number of shares of Teradata Common Stock subject to such Option shall be equal to the product of (x) the number of shares of NCR Common Stock subject to such Old NCR Option immediately prior to the Effective Time and (y) the Teradata Ratio, rounded down to the nearest whole share; (ii) the per share exercise price of such Teradata Option shall be equal to the quotient obtained by dividing (x) the per share exercise price of such Old NCR Option immediately prior to the Effective Time by (y) the Teradata Ratio, rounded up to the nearest whole cent; and (iii) except as provided above, the terms and conditions of such Teradata Options shall be governed by the terms of the Teradata Corporation 2007 Stock Incentive Plan.

(c) Old NCR Options Held by Former NCR Employees and Former Teradata Employees. As determined by the Committee in its sole discretion pursuant to its authority under the applicable NCR Long-Term Incentive Plan, each Old NCR Option held by a Former NCR Employee or Former Teradata Employee as of the Effective Time shall be converted into both a Teradata Option and a New NCR Option; provided, however, that from and after the Effective Time (i) the number of shares of Teradata Common Stock subject to the Teradata Option will equal the number of shares of NCR Common Stock subject to the Old NCR Option outstanding as of immediately before the Effective Time; (ii) the number of shares of NCR Common Stock subject to the New NCR Option will equal the number of shares of NCR Common Stock subject to the Old NCR Option outstanding as of immediately before the Effective Time; (iii) the per share exercise price of such New NCR Option shall be equal to the quotient obtained by dividing (x) the per share exercise price of such Old NCR Option immediately prior to the Effective Time by (y) the NCR Ratio, rounded up to the nearest whole cent; (iv) the per share exercise price of the Teradata Option shall be equal to the quotient obtained by dividing (x) the per share exercise price of the Old NCR Option immediately prior to the Effective Time by (y) the Teradata Ratio, rounded up to the nearest whole cent; (v) except as provided above, the New NCR Options shall otherwise be subject to the same terms and conditions after the Effective Time as the terms and conditions applicable to such Old NCR Option immediately prior to the Effective Time; and (vi) except as provided above, the terms and conditions of the Teradata Options shall be governed by the terms of the Teradata Corporation 2007 Stock Incentive Plan. For purposes of this Section 5.2(c), “Former NCR Employee” shall include individuals who are or were as of August 28, 2007 non-employee directors of NCR.

(d) NCR Restricted Stock Units and NCR Restricted Stock Held by NCR Employees and Former NCR Employees. As determined by the Committee in its sole discretion pursuant to its authority under the applicable NCR Long-Term Incentive Plan, each Old NCR Restricted Stock Unit and share of Old NCR Restricted Stock held by an NCR Employee or a Former NCR Employee shall be converted into a New NCR Restricted Stock Unit or a share of New NCR Restricted Stock, respectively, which shall be subject to the same terms and conditions after the Effective Time as the terms and conditions applicable to such Old NCR Restricted Stock Unit or Old NCR Restricted Stock immediately prior to the Effective Time; provided, however, that from and after the Effective Time, the number of shares of NCR Common Stock covered by each New NCR Restricted Stock Unit or number of shares of New NCR Restricted Stock held by the participant, as applicable, rounded to the nearest whole share, shall be equal to the product of (i) the number of shares of NCR Common Stock covered by such Old NCR Restricted Stock Unit or the number of shares of Old NCR Restricted Stock immediately prior to the Effective Time and (ii) the NCR Ratio.

(e) NCR Restricted Stock Units and NCR Restricted Stock Held by Teradata Employees and Former Teradata Employees. As determined by the Committee in its sole discretion pursuant to its authority under the applicable NCR Long-Term Incentive Plan, each Old NCR Restricted Stock Unit and share of Old NCR Restricted Stock held by a Teradata Employee, including Teradata Employees described in Section 4.1(e) despite the fact that the Effective Time precedes the Return Date, as applicable, or a Former Teradata Employee as of the Effective Time shall be converted into a Teradata Restricted Stock Unit or a share of Teradata Restricted Stock, and shall otherwise be subject to the vesting conditions after the Effective Time as the vesting conditions applicable to such Old NCR Restricted Stock Unit or shares of Old NCR Restricted Stock immediately prior to the Effective Time; provided, however, that from and after the Effective Time, (i) the number of shares of Teradata Common Stock covered by such Teradata Restricted Stock Unit or number of shares of Teradata Restricted Stock held by the participant, as applicable, rounded to the nearest whole share, shall be equal to the product of (x) the number of shares of NCR Common Stock covered by such Old NCR Restricted Stock Unit or the number of shares of Old NCR Restricted Stock immediately prior to the Effective Time and (y) the Teradata Ratio; and (ii) except as provided above, the terms and conditions of such Teradata Restricted Stock and Teradata Restricted Stock Units shall be governed by the terms of the Teradata Corporation 2007 Stock Incentive Plan.

(f) NCR Restricted Stock Units Held by Non-Employee Directors. As determined by the Committee in its sole discretion pursuant to its authority under the applicable NCR Long-Term Incentive Plan, each Old NCR Restricted Stock Unit held as of the Effective Time by individuals who are or were as of August 28, 2007 non-employee directors of NCR shall be converted into both a Teradata Restricted Stock Unit and a New NCR Restricted Stock Unit; provided, however, that subsequent to the Effective Time (i) the number of shares of Teradata Common Stock subject to the Teradata Restricted Stock Unit will equal the number of shares of NCR Common Stock subject to the Old NCR Restricted Stock Unit outstanding as of immediately before the Effective Time; (ii) the number of shares of NCR Common Stock subject to the New NCR Restricted Stock Unit will equal the number of shares of NCR Common Stock subject to the Old NCR Restricted Stock Unit as of immediately before the Effective Time; (iii) except as provided above, the New NCR Restricted Stock Units shall otherwise be subject to the same terms and conditions after the Effective Time as the terms and conditions applicable to such Old NCR Restricted Stock Unit immediately prior to the Effective Time; and (iv) except as provided above, the terms and conditions of the Teradata Restricted Stock Units shall be governed by the terms of the Teradata Corporation 2007 Stock Incentive Plan.

(g) Special Adjustments for Certain Persons. Former NCR Employees and Former Teradata Employees who terminate employment by reason of death, disability or retirement after the Record Date but prior to the Effective Time and who hold Old NCR Restricted Stock that vests immediately upon such termination shall receive an appropriate adjustment from NCR to the number of shares of Old NCR Restricted Stock.

(h) Foreign Grants/Awards. To the extent that the NCR Awards are granted to non-U.S. employees under any domestic or foreign equity-based incentive program sponsored by a member of the NCR Group, NCR and Teradata shall use their commercially reasonable efforts to preserve, at and after the Effective Time, the value and tax treatment accorded to such NCR Awards granted to non-U.S. employees under any domestic or foreign equity-based incentive program sponsored by any member of the NCR Group.

(i) Miscellaneous Award Terms. After the Distribution Date, NCR Awards adjusted pursuant to Section 5.2, regardless of by whom held, shall be settled by NCR pursuant to the terms of the NCR Long-Term Incentive Plan, and Teradata Awards, regardless of by whom held, shall be settled by Teradata pursuant to the terms of the Teradata Stock Incentive Plan. For the avoidance of doubt, any Awards that are forfeited, terminated or otherwise cancelled, will revert to the applicable issuer regardless of the employer of the recipient. The Distribution shall not constitute a termination of employment for any Teradata Employee or by individuals who are or were as of August 28, 2007 non-employee directors of NCR for purposes of any Award (for the avoidance of doubt, the foregoing shall apply to obligations under any deferred compensation plans).

(j) Waiting Period for Exercisability of Options and Grant of Options and Awards. The NCR Options and Teradata Options shall not be exercisable during a period beginning on a date prior to the Distribution Date determined by NCR in its sole discretion, and continuing until the NCR Initial Stock Value and the NCR Stock Value are determined immediately after the Distribution, or such longer period as NCR determines necessary to implement the provisions of this Section 5.2.

(k) Restrictive Covenants.

(i) Following the Distribution Date, Teradata shall use its commercially reasonable efforts to monitor the Teradata Employees and Former Teradata Employees to determine whether any such Teradata Employees or Former Teradata Employees have breached any of the restrictive covenants in the agreements evidencing the terms of their Teradata Awards received as a result of the Award conversions described in this Section 5.2. As soon as practicable following Teradata’s actual knowledge that a Teradata Employee or Former Teradata Employee who is or was global grade level 15 or above has, or reasonably may be believed to have, breached any such covenant, Teradata shall provide NCR in writing with the name and address of such employee or former employee and the name and address of the enterprise in which such employee or former employee is believed to have been engaged. Notwithstanding the foregoing or anything in any agreement evidencing the terms of any Teradata Awards to the contrary, it shall not be a violation of any non-competition or non-solicitation of clients or customers covenant under such awards for a holder of a Teradata Award to engage in acts on behalf of Teradata or a member of the Teradata Group that are otherwise prohibited by the terms of such non-competition or non-solicitation of clients or customers covenants. To the extent that a Teradata Award described herein contains one or more restrictive covenants, NCR shall be deemed an intended, express third-party beneficiary to such Teradata Award such that NCR may enforce such covenants against the Teradata Employee or Former Teradata Employee for violations of such covenants occurring during the twelve-month period beginning upon the Effective Time.

(ii) Following the Distribution Date, NCR shall use its commercially reasonable efforts to monitor the NCR Employees and Former NCR Employees to determine whether any such NCR Employees or Former NCR Employees have breached any of the restrictive covenants in the agreements evidencing the terms of their new NCR Awards received as a result of the Award conversions described in this Section 5.2. As soon as practicable following NCR’s actual knowledge that an NCR Employee or Former NCR Employee who is or was global grade level 15 or above has, or reasonably may be believed to have, breached any such covenant, NCR shall provide Teradata writing with the name and address of such employee or former employee and the name and address of the enterprise in which such employee or former employee is believed to have been engaged. Notwithstanding the foregoing or anything in any agreement evidencing the terms of any new NCR Awards to the contrary, it shall not be a violation of any non-competition or non-solicitation of clients or customers covenant under such awards for a holder of a new NCR Award to engage in acts on behalf of NCR or a member of the NCR Group that are otherwise prohibited by the terms of such non-competition or non-solicitation of clients or customers covenants. To the extent that a new NCR Award described herein contains one or more restrictive covenants, Teradata shall be deemed an intended, express third-party beneficiary to such Award such that Teradata may enforce such covenants against the NCR Employee or Former NCR Employee for violations of such covenants occurring during the twelve-month period beginning upon the Effective Time.

5.3 Registration Requirements. As soon as possible following the time as of which the Registration Statement (as defined in the Separation and Distribution Agreement) is declared effective by the Securities and Exchange Commission but in any case before the Distribution Date and before the date of issuance or grant of any Teradata Option and/or shares of Teradata Common Stock pursuant to this Article V, Teradata agrees that it shall file a Form S-8 Registration Statement with respect to and cause to be registered pursuant to the Securities Act of 1933, as amended, the shares of Teradata Common Stock authorized for issuance under the Teradata Stock Incentive Plan as required pursuant to such Act and any applicable rules or regulations thereunder, with such registration to be effective on or prior to the Distribution Date.

5.4 NCR Non-Qualified Retirement Plans. Effective as of the Effective Time, NCR shall retain sponsorship of the NCR Non-Qualified Retirement Plans and their related trusts and any other trusts or other funding arrangements established or maintained with respect to such plans, or any Assets held as of the Distribution Date with respect to such plans; and, subject to Section 5.2(h), all Assets and Liabilities relating to, arising out of or resulting from claims incurred by or on behalf of any individuals with respect to benefits under the NCR Non-Qualified Retirement Plans.

5.5 Severance Plans. Except as expressly provided in Schedule VII hereto, or as required by applicable law, (a) as of the Effective Time, NCR shall retain all Liabilities relating to the NCR Severance Pay Program and all Liabilities relating to, arising out of, or resulting from claims incurred by or on behalf of any NCR Employee or Former NCR Employee under such plans and Teradata shall assume or retain, as applicable, all Liabilities relating to the NCR Severance Pay Program and all Liabilities relating to, arising out of, or resulting from claims incurred by or on behalf of any Teradata Employee or Former Teradata Employee under such plans; (b) a Teradata Employee shall not be deemed to have terminated employment for purposes of determining eligibility for benefits under the NCR Severance Pay Program or other similar plans and programs in connection with or in anticipation of the consummation of the transactions contemplated by the Separation and Distribution Agreement, and shall cease to be covered thereby as of the Effective Time and (c) Teradata shall be solely responsible for all Liabilities in respect of all costs arising out of payments and benefits relating to the termination or alleged termination of any Teradata Employee’s employment that occurs as a result of or in connection with or following the consummation of the transactions contemplated by the Separation and Distribution Agreement, including any amounts required to be paid (including any payroll or other taxes), and the costs of providing benefits, under any applicable severance, separation, redundancy, termination or similar plan, program, practice, contract, agreement, law or regulation (such benefits to include any medical or other welfare benefits, outplacement benefits, accrued vacation, and taxes) (it being understood that, for the avoidance of doubt, if NCR or a member of the NCR Group is required pursuant to applicable law to pay any such severance amount, to the extent permitted by applicable law, Teradata shall reimburse NCR for such amount upon request which shall include reasonable proof of, and grounds for, such payment).

5.6 Employee Stock Purchase Plan. Each Teradata Employee and Former Teradata Employee shall be deemed to have terminated employment as of the Effective Time for purposes of the NCR Employee Stock Purchase Plan and shall cease to participate in such plan as of the Effective Time.

5.7 Unused Vacation Pay. For purposes of determining any Teradata Employee’s entitlement to distribution of accrued vacation pay, a Teradata Employee shall not be deemed to have terminated employment as a result of his or her transfer to a member of the Teradata Group.

ARTICLE VI

GENERAL AND ADMINISTRATIVE

6.1 Sharing of Participant Information. NCR and Teradata shall share, and NCR shall cause each other member of the NCR Group to share, and Teradata shall cause each other member of the Teradata Group to share with each other and their respective agents and vendors (without obtaining releases) all participant information necessary for the efficient and accurate administration of each of the Teradata Benefit Plans and the NCR Benefit Plans, to the fullest extent permitted by applicable law. NCR and Teradata and their respective authorized agents shall, subject to applicable laws, be given reasonable and timely access to, and may make copies of, all information relating to the subjects of this Agreement in the custody of the other party, to the extent necessary for such administration. Until the Effective Time, all participant information shall be provided in the manner and medium applicable to participating companies in Benefit Plans of NCR generally, and thereafter, all participant information shall be provided in a manner and medium as may be mutually agreed to by NCR and Teradata. Without limiting the generality of the foregoing, within 10 days following the end of each fiscal quarter of NCR following the Effective Time, Teradata shall provide to NCR, at Teradata’s sole expense, a list of each Teradata Employee who is entitled to benefits under Section 3.4(c) or 4.5(a) and has terminated employment with Teradata, including a termination by reason of a Disaffiliation, and the date of termination of such Teradata Employee in order that NCR may provide the benefits to such Teradata Employees pursuant to Sections 3.4(c) and 4.5(a), respectively.

6.2 Reasonable Efforts/Cooperation. Each of the parties hereto will use its commercially reasonable efforts to promptly take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement. Each of the parties hereto shall cooperate fully on any issue relating to the transactions contemplated by this Agreement for which the other party seeks a determination letter or private letter ruling from the Internal Revenue Service, an advisory opinion from the Department of Labor or any other filing, consent or approval with respect to or by a governmental agency.

6.3 No Third-Party Beneficiaries. This Agreement is solely for the benefit of the Parties and is not intended to confer upon any other Persons any rights or remedies hereunder. Except as expressly provided in this Agreement, nothing in this Agreement shall preclude NCR or any other member of the NCR Group, at any time after the Effective Time, from amending, merging, modifying, terminating, eliminating, reducing, or otherwise altering in any respect any NCR Benefit Plan, any benefit under any Benefit Plan or any trust, insurance policy or funding vehicle related to any NCR Benefit Plan. Except as expressly provided in this Agreement, nothing in this Agreement shall preclude Teradata or any other member of the Teradata Group, at any time after the Effective Time, from amending, merging, modifying, terminating, eliminating, reducing, or otherwise altering in any respect any Teradata Benefit Plan, any benefit under any Benefit Plan or any trust, insurance policy or funding vehicle related to any Teradata Benefit Plan.

6.4 Audit Rights With Respect to Information Provided.

(a) Each of NCR and Teradata, and their duly authorized representatives, shall have the right to conduct reasonable audits with respect to all information required to be provided to it by the other party under this Agreement, provided that the party conducting the audit (the “Auditing Party”) shall have provided 30 days’ prior written notice to the other party prior to the audit, unless a shorter amount of time is required in order to comply with applicable law, court or governmental order. The Auditing Party may adopt reasonable procedures and guidelines for conducting audits and the selection of audit representatives under this Section 6.4. The Auditing Party shall have the right to make copies of any records at its expense, subject to any restrictions imposed by applicable laws and to any confidentiality provisions set forth in the Separation and Distribution Agreement, which are incorporated by reference herein. The party being audited shall provide the Auditing Party’s representatives with reasonable access during normal business hours to its operations, computer systems and paper and electronic files, and provide workspace to its representatives. After any audit is completed, the party being audited shall have the right to review a draft of the audit findings and to comment on those findings in writing within ten business days after receiving such draft.

(b) The Auditing Party’s audit rights under this Section 6.4 shall include the right to audit, or participate in an audit facilitated by the party being audited, of any Subsidiaries and Affiliates of the party being audited and to require the other party to request any benefit providers and third parties with whom the party being audited has a relationship, or agents of such party, to agree to such an audit to the extent any such persons are affected by or addressed in this Agreement (collectively, the “Non-parties”). The party being audited shall, upon written request from the Auditing Party, provide an individual (at the Auditing Party’s expense) to supervise any audit of a Non-party. The Auditing Party shall be responsible for supplying, at the Auditing Party’s expense, additional personnel sufficient to complete the audit in a reasonably timely manner. The responsibility of the party being audited shall be limited to providing, at the Auditing Party’s expense, a single individual at each audited site for purposes of facilitating the audit.

6.5 Fiduciary Matters. It is acknowledged that actions required to be taken pursuant to this Agreement may be subject to fiduciary duties or standards of conduct under ERISA or other applicable law, and no party shall be deemed to be in violation of this Agreement if it fails to comply with any provisions hereof based upon its good faith determination that to do so would violate such a fiduciary duty or standard. Each party shall be responsible for taking such actions as are deemed necessary and appropriate to comply with its own fiduciary responsibilities and shall fully release and indemnify the other party for any Liabilities to the extent caused by the failure to satisfy any such responsibility.

6.6 Consent of Third Parties. If any provision of this Agreement is dependent on the consent of any third party (such as a vendor or employee) and such consent is withheld, the parties hereto shall use their commercially reasonable efforts to implement the applicable provisions of this Agreement to the full extent practicable. If any provision of this Agreement cannot be implemented due to the failure of such third party to consent, the parties hereto shall negotiate in good faith to implement the provision in a mutually satisfactory manner. The phrase “commercially reasonable efforts” as used herein shall not be construed to require any party to incur any non-routine or unreasonable expense or Liability or to waive any right.

6.7 Non-Solicitation/Non-Hire of Service Providers.

(a) NCR shall not, at any time during the 12-month period following the Effective Time (the “Restricted Period”), without the prior written consent of the Chief Executive Officer of Teradata, directly or indirectly, solicit, recruit or hire (whether as an employee, officer or director) any “Restricted Person” (as defined below). Further, during the Restricted Period, NCR shall not willfully encourage or induce any management employee who is global grade level 15 or above of Teradata or any member of the Teradata Group with the intent that such person cease his or her employment relationship with Teradata or any member of the Teradata Group by expressly or implicitly offering or promising anything of value to the then-current employee. For purposes of this Section, the term “Restricted Person” shall mean any person who is during the Restricted Period, or was at any time during the three months prior to such solicitation, recruitment or hiring, an employee, officer or director of Teradata or any member of the Teradata Group, and notwithstanding the foregoing, shall not include (and the foregoing provisions of this Section shall not apply to) (i) any officer or employee whose employment with Teradata or any member of the Teradata Group is terminated by Teradata or any member of the Teradata Group without “cause” including by reason of a reduction-in-force; (ii) any person whose employment with Teradata or any member of the Teradata Group is terminated by Teradata or any member of the Teradata Group after the Effective Time for “cause” as determined by Teradata or any member of the Teradata Group at the time of such termination; (iii) any person who is serving, or has at any time served, Teradata or any member of the Teradata Group solely as an intern and does not serve, and has not served, Teradata or any member of the Teradata Group in any other capacity; or (iv) for the avoidance of doubt, any person other than a non-employee director of Teradata serving Teradata or any member of the Teradata Group solely as an independent contractor. Notwithstanding anything to the contrary set forth above in this Section, (a) the foregoing prohibitions on recruitment, solicitation, inducing and encouraging do not apply to actions taken by NCR solely as a result of an employee’s affirmative response to a general recruitment effort carried out through a public solicitation or general solicitation so long as such solicitation is not targeted at directors, officers or employees of Teradata or any member of the Teradata Group (it being understood that the foregoing non-hire covenants would still be applicable and that NCR would provide such applicant notice of the restrictions set forth in the Section), and (b) to the extent necessary to comply with any applicable ethical standards governing the conduct of attorneys, the foregoing provisions of this Section shall not apply in a manner that would restrict the right of a lawyer to provide services to NCR after termination of the lawyer’s relationship with Teradata or any member of the Teradata Group.

(b) Teradata shall not, at any time during the Restricted Period, without the prior written consent of the Chief Executive Officer of NCR, directly or indirectly, solicit, recruit or hire (whether as an employee, officer or director) any “Restricted Person” (as defined below). Further, during the Restricted Period, Teradata shall not willfully encourage or induce any management employee who is global grade level 15 or above of NCR or any member of the

NCR Group with the intent that such person cease his or her employment relationship with NCR or any member of the NCR Group for any reason by expressly or implicitly offering or promising anything of value to the then-current employee. For purposes of this Section, the term “Restricted Person” shall mean any person who is during the Restricted Period, or was at any time during the three months prior to such solicitation, recruitment or hiring, an employee, officer or director of NCR or any member of the NCR Group, and notwithstanding the foregoing, shall not include (and the foregoing provisions of this Section shall not apply to) (i) any officer or employee whose employment with NCR or any member of the NCR Group is terminated by NCR or any member of the NCR Group without “cause” including by reason of a reduction-in-force; (ii) any person whose employment with NCR or any member of the NCR Group is terminated by NCR or any member of the NCR Group after the Effective Time for “cause” as determined by NCR or any member of the NCR Group at the time of such termination; (iii) any person who is serving, or has at any time served, NCR or any member of the NCR Group solely as an intern and does not serve, and has not served, NCR or any member of the NCR Group in any other capacity; or (iv) for the avoidance of doubt, any person other than a director of NCR serving NCR or any member of the NCR Group solely as an independent contractor. Notwithstanding anything to the contrary set forth above in this Section, (a) the foregoing prohibitions on recruitment, solicitation, inducing and encouraging do not apply to actions taken by Teradata solely as a result of an employee’s affirmative response to a general recruitment effort carried out through a public solicitation or general solicitation so long as such solicitation is not targeted at directors, officers or employees of NCR or any member of the NCR Group (it being understood that the foregoing non-hire covenants would still be applicable and that Teradata would provide such applicant notice of the restrictions set forth in the Section) and (b) to the extent necessary to comply with any applicable ethical standards governing the conduct of attorneys, the foregoing provisions of this Section shall not apply in a manner that would restrict the right of a lawyer to provide services to Teradata after termination of the lawyer’s relationship with NCR or any member of the NCR Group.

ARTICLE VII

7.1 Further Actions. The parties hereto agree to take, or to cause to be taken, all actions required by Schedule VII hereto, the provisions of which are incorporated by reference and made a part of this Agreement.

ARTICLE VIII

MISCELLANEOUS

8.1 Effect If Distribution Does Not Occur. If the Separation and Distribution Agreement is terminated prior to the Distribution Date, then all actions and events that are, under this Agreement, to be taken or occur effective immediately prior to or as of the Effective Time, or immediately after the Effective Time, or otherwise in connection with the Separation Transactions shall not be taken or occur except to the extent specifically agreed by NCR and Teradata.

8.2 Relationship of Parties. Nothing in this Agreement shall be deemed or construed by the parties or any third party as creating the relationship of principal and agent, partnership or joint venture between the parties, it being understood and agreed that no provision contained herein, and no act of the parties, shall be deemed to create any relationship between the parties other than the relationship set forth herein.

8.3 Affiliates. Each of NCR and Teradata shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement to be performed by another member of the NCR Group or a member of the Teradata Group, respectively.

8.4 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given to a party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); (b) sent by facsimile with confirmation of transmission by the transmitting equipment; or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses and facsimile numbers and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number or person as a party may designate by notice to the other parties):

(a)	if to NCR:

NCR Corporation
General Counsel – NOTICES
1700 S. Patterson Blvd., WHQ-1
Dayton, OH 45479
Facsimile: (937) 445-7214

(b)	if to Teradata:

Teradata Corporation
General Counsel – NOTICES
Law.notices@teradata.com
On or before December 31, 2007:
1700 S. Patterson Blvd., WHQ-4
Dayton, Ohio 45479
After December 31, 2007:
2835 Miami Village Drive
Miamisburg, OH 45342

8.5 Incorporation of Separation and Distribution Agreement Provisions. The following provisions of the Separation and Distribution Agreement are hereby incorporated herein by reference, and unless otherwise expressly specified herein, such provisions shall apply as if fully set forth herein (references in this Section 8.5 to an “Article” or “Section” shall mean Articles or Sections of the Separation and Distribution Agreement, and references in the material incorporated herein by reference shall be references to the Separation and Distribution Agreement): Articles VIII, IX, X and XI.

IN WITNESS WHEREOF, the parties have caused this Employee Benefits Agreement to be duly executed as of the day and year first above written.

NCR CORPORATION

By:	/s/ William Nuti
Name:	William Nuti
Title:	President and Chief Executive Officer

TERADATA CORPORATION

By:	/s/ Michael Koehler
Name:	Michael Koehler
Title:	President and Chief Executive Officer